Exhibit 99.1

Cross Country Healthcare Announces Second Quarter 2022 Financial Results

BOCA RATON, Fla.--(BUSINESS WIRE)--August 3, 2022--Cross Country Healthcare, Inc. (the "Company") (Nasdaq: CCRN) today announced financial results for its second quarter ended June 30, 2022.

SELECTED FINANCIAL INFORMATION:

		Variance		Variance
		Q2 2022 vs		Q2 2022 vs
Dollars are in thousands, except per share amounts	Q2 2022	Q2 2021		Q1 2022
Revenue	$753,561	127%		(4)%
Gross profit margin*	22.6%	70	bps	40	bps
Net income attributable to common stockholders	$52,894	358%		(15)%
Diluted EPS	$1.40	$1.09		$(0.23)
Adjusted EBITDA*	$83,490	244%		(14)%
Adjusted EBITDA margin*	11.1%	380	bps	(120)	bps
Adjusted EPS*	$1.40	$0.93		$(0.30)
Cash flows used in operations	$18,141	17%		162%
* Refer to accompanying tables and discussion of non-GAAP (Generally Accepted Accounting Principles) financial measures below.

Second Quarter Business Highlights

  Revenue and Adjusted EBITDA exceeded guidance ranges
  Record number of professionals on assignment
  Double-digit year-over-year growth across all lines of business
  Adjusted EBITDA margin of 11.1%
  Launched Intellify, our proprietary Vendor Management System for Managed Service Programs (MSPs)
  Rise in demand throughout the quarter, especially for travel assignments
  $50.0 million optional prepayment on the term loan

“Our second quarter 2022 results reflect continued strong performance that showcases our ongoing success in leveraging technology and our deep relationships to efficiently place professionals across the healthcare continuum. We are emerging from the pandemic as a fundamentally different company, with a comprehensive suite of technologies that position us for long-term, sustained growth across all lines of business,” said John Martins, President and Chief Executive Officer of Cross Country Healthcare. He continued, “We remain committed to our investments in people and technology, and we see a strong demand from both existing and new MSP clients setting up a solid runway for continued growth.”

Second quarter consolidated revenue was $753.6 million, an increase of 127% year-over-year and a decrease of 4% sequentially. Consolidated gross profit margin was 22.6%, up 70 basis points year-over-year and up 40 basis points sequentially. Net income attributable to common stockholders was $52.9 million compared to $11.5 million in the prior year and $62.0 million in the prior quarter. Diluted earnings per share (EPS) was $1.40 compared to $0.31 in the prior year and $1.63 in the prior quarter. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) was $83.5 million or 11.1% of revenue, as compared with $24.3 million or 7.3% of revenue in the prior year, and $97.4 million or 12.3% of revenue in the prior quarter. Adjusted EPS was $1.40 compared to $0.47 in the prior year and $1.70 in the prior quarter.

For the six months ended June 30, 2022, consolidated revenue was $1.5 billion, an increase of 133% year-over-year. Consolidated gross profit margin was 22.4%, up 60 basis points year-over-year. Net income attributable to common stockholders was $114.9 million, or $3.03 per diluted share, compared to $31.0 million, or $0.84 per diluted share, in the prior year. Adjusted EBITDA was $180.9 million or 11.7% of revenue, as compared with $51.0 million or 7.7% of revenue in the prior year. Adjusted EPS was $3.10 compared to $1.05 in the prior year.

Quarterly Business Segment Highlights

Nurse and Allied Staffing

Revenue was $731.4 million, an increase of 131% year-over-year and a decrease of 4% sequentially. Contribution income was $97.6 million, an increase compared to $35.3 million in the prior year and a decrease compared to $110.1 million in the prior quarter. Average field contract personnel on a full-time equivalent (FTE) basis were 13,494 as compared with 7,578 in the prior year and 13,454 in the prior quarter. Revenue per FTE per day was $591 compared to $454 in the prior year and $628 in the prior quarter. The increase in the average number of FTEs was primarily due to headcount growth in travel nurse and allied, as well as the year-over-year additional headcount resulting from the Workforce Solutions Group (WSG) acquisition in June 2021. In the second quarter of 2022, average bill rates were down in the mid-single digits as expected, but volumes were stronger as we continued to experience high demand across a wide range of specialties spanning the healthcare continuum. A spike in professionals on assignment and volume growth primarily drove the year-over-year revenue improvement.

Physician Staffing

Revenue was $22.1 million, an increase of 41% year-over-year and a decrease of 4% sequentially. Contribution income was $1.2 million, an increase compared to $0.6 million in the prior year and a decrease compared to $1.8 million in the prior quarter. Total days filled were 12,416 as compared with 9,775 in the prior year and 13,068 in the prior quarter. Revenue per day filled was $1,781 as compared with $1,600 in the prior year and $1,772 in the prior quarter. The year-over-year increase in revenue was primarily due to an increase in volume in primary care physicians and certified registered nurse anesthetists. The year-over-year increase in contribution income was driven by higher revenue, partially offset by higher direct costs.

Cash Flow and Balance Sheet Highlights

Cash flow provided by operations for the quarter was $18.1 million, primarily due to the strong net income growth, partly offset by an increase in accounts receivable. Days' sales outstanding, net of amounts owed to subcontractors, was 66 days as of June 30, 2022, up 10 days year-over-year and up 4 days sequentially, primarily due to the timing of revenue recognized throughout the quarter. For the six months ended June 30, 2022, cash flow used in operations was $10.9 million compared to $9.4 million in the prior year.

Given positive cash from operations, the Company made a $50.0 million optional prepayment on its Subordinated Term Loan to reduce interest costs. At June 30, 2022, the Company had $0.3 million in cash and cash equivalents and $123.9 million principal balance on its term loan, with $85.0 million of borrowings drawn under its ABL facility, and $17.5 million of letters of credit outstanding. As of June 30, 2022, borrowing base availability under the ABL was $300.0 million, with $197.5 million of excess availability.

Outlook for Third Quarter 2022

The guidance below applies to management’s expectations for the third quarter of 2022.

	Q3 2022 Range	Year-over-Year	Sequential
		Change	Change

Revenue	$605 million - $615 million	61% - 64%	(20)% - (18)%

Gross Profit Margin*	22.3% - 22.8%	(10) bps - 40 bps	(30) bps - 20 bps

Adjusted EBITDA*	$55.0 million - $60.0 million	83% - 99%	(34)% - (28)%

Adjusted EPS*	$0.85 - $0.95	$0.24 - $0.34	($0.55) - ($0.45)
* Refer to discussion of non-GAAP financial measures below.

The above estimates are based on current management expectations and, as such, are forward-looking and actual results may differ materially. The above ranges do not include the potential impact of any future divestitures, mergers, acquisitions, or other business combinations, changes in debt structure, or future significant share repurchases.

See accompanying non-GAAP financial measures and tables below.

INVITATION TO CONFERENCE CALL

The Company will hold its quarterly conference call on Wednesday, August 3, 2022, at 5:00 P.M. Eastern Time to discuss its second quarter 2022 financial results. This call will be webcast live and can be accessed at the Company’s website at ir.crosscountryhealthcare.com or by dialing 888-566-1290 from anywhere in the U.S. or by dialing 773-799-3776 from non-U.S. locations - Passcode: Cross Country. A replay of the webcast will be available from August 3rd through August 17th on the Company’s website and a replay of the conference call will be available by telephone by calling 800-814-6746 from anywhere in the U.S. or 203-369-3827 from non-U.S. locations - Passcode: 8322.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare, Inc. is a leading tech-enabled workforce solutions and advisory firm with 36 years of industry experience and insight. We solve complex labor-related challenges for customers while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® award winner, we are committed to an exceptionally high level of service to our clients and our homecare, education, and clinical and non-clinical healthcare professionals. Our locum tenens line of business, Cross Country Locums, has been certified by the National Committee for Quality Assurance (NCQA), the leader in healthcare accreditation, since 2001. We are the first publicly traded staffing firm to obtain The Joint Commission Certification, which we still hold with a Letter of Distinction. Cross Country Healthcare is rated as the top staffing and recruiting employer for women by InHerSights, and CertifiedTM by Great Place to Work®. For two consecutive years, we have received the Top Workplaces USA award and were recently recognized as a recipient of the Top Workplaces Award for Innovation and Leadership by Energage. We have a history of investing in diversity, equality, and inclusion as a key component of the organization’s overall corporate social responsibility program, closely aligned with its core values to create a better future for its people, communities, and its stockholders.

Copies of this and other news releases and additional information about the Company can be obtained online at ir.crosscountryhealthcare.com. Stockholders and prospective investors can also register to automatically receive the Company’s press releases, filings with the Securities and Exchange Commission (SEC), and other notices by e-mail.

NON-GAAP FINANCIAL MEASURES

This press release and the accompanying financial statement tables reference non-GAAP financial measures, such as gross profit margin, adjusted EBITDA, and adjusted EPS. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company's performance as they exclude certain items that management believes are not indicative of the Company's future operating performance. Pro forma measures, if applicable, are adjusted to include the results of our acquisitions, and exclude the results of divestments, as if the transactions occurred in the beginning of the periods mentioned. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

FORWARD LOOKING STATEMENTS

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Private Securities Litigation Reform Act, and are subject to the "safe harbor" created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", "suggests", "appears", "seeks", "will", "could", and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following: the potential impacts of the COVID-19 pandemic on our business, financial condition, and results of operations, our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel healthcare professionals, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of cyber security risks and cyber incidents on our business, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including our ability to successfully integrate acquired businesses and realize synergies from such acquisitions, the effect of potential liabilities, losses, or other exposures in connection with the WSG acquisition, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors, including, without limitation, the risk factors set forth in Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and in our other filings with the SEC. You should consult any further disclosures the Company makes on related subjects in its filings with the SEC.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct, and/or (iv) our strategy, which is based in part on this analysis, will be successful. Except as may be required by law, the Company undertakes no obligation to update or revise forward-looking statements. All references to "we", "us", "our", or "Cross Country" in this press release mean Cross Country Healthcare, Inc. and its subsidiaries.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2022	2021	2022	2022	2021

Revenue from services	$753,561	$331,827	$788,732	$1,542,293	$661,068
Operating expenses:
Direct operating expenses	583,156	259,237	613,938	1,197,094	517,013
Selling, general and administrative expenses	86,009	50,344	76,813	162,822	96,671
Bad debt expense	3,192	466	2,369	5,561	970
Depreciation and amortization	3,481	2,199	2,719	6,200	4,452
Acquisition and integration-related costs	—	924	40	40	924
Restructuring (benefits) costs	(1,114)	835	480	(634)	2,073
Impairment charges	—	1,921	1,741	1,741	2,070
Total operating expenses	674,724	315,926	698,100	1,372,824	624,173
Income from operations	78,837	15,901	90,632	169,469	36,895
Other expenses (income):
Interest expense	3,857	1,196	3,521	7,378	1,867
Loss on early extinguishment of debt	1,912	—	—	1,912	—
Other income, net	(1,084)	(204)	(8)	(1,092)	(241)
Income before income taxes	74,152	14,909	87,119	161,271	35,269
Income tax expense	21,258	3,361	25,136	46,394	4,273
Net income attributable to common stockholders	$52,894	$11,548	$61,983	$114,877	$30,996

Net income per share attributable to common stockholders - Basic	$1.41	$0.32	$1.67	$3.08	$0.85

Net income per share attributable to common stockholders - Diluted	$1.40	$0.31	$1.63	$3.03	$0.84

Weighted average common shares outstanding:
Basic	37,471	36,625	37,028	37,251	36,404
Diluted	37,757	37,203	37,973	37,866	37,120

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2022	2021	2022	2022	2021
Adjusted EBITDA:[a]
Net income attributable to common stockholders	$52,894	$11,548	$61,983	$114,877	$30,996
Interest expense	3,857	1,196	3,521	7,378	1,867
Income tax expense[b]	21,258	3,361	25,136	46,394	4,273
Depreciation and amortization	3,481	2,199	2,719	6,200	4,452
Acquisition and integration-related costs[c]	—	924	40	40	924
Restructuring (benefits) costs[d]	(1,114)	835	480	(634)	2,073
Legal settlements and fees[e]	—	28	—	—	403
Impairment charges[f]	—	1,921	1,741	1,741	2,070
Loss on disposal of fixed assets	6	—	19	25	—
Loss on early extinguishment of debt[g]	1,912	—	—	1,912	—
Gain on lease termination[h]	(1,064)	(197)	(21)	(1,085)	(224)
Other income, net	(26)	(7)	(6)	(32)	(17)
Equity compensation	2,114	2,137	1,601	3,715	3,486
Applicant tracking system costs[i]	172	315	195	367	690
Adjusted EBITDA[a]	$83,490	$24,260	$97,408	$180,898	$50,993
Adjusted EBITDA margin[a]	11.1%	7.3%	12.3%	11.7%	7.7%

Adjusted EPS:[j]
Numerator:
Net income attributable to common stockholders	$52,894	$11,548	$61,983	$114,877	$30,996
Non-GAAP adjustments - pretax:
Acquisition and integration-related costs[c]	—	924	40	40	924
Restructuring (benefits) costs[d]	(1,114)	835	480	(634)	2,073
Legal settlements and fees[e]	—	28	—	—	403
Impairment charges[f]	—	1,921	1,741	1,741	2,070
Applicant tracking system costs[i]	172	315	195	367	690
Loss on early extinguishment of debt[g]	1,912	—	—	1,912	—
Nonrecurring income tax adjustments[k]	—	1,942	—	—	1,942
Tax impact of non-GAAP adjustments	(1,061)	(11)	184	(878)	(12)
Adjusted net income attributable to common stockholders - non-GAAP	$52,803	$17,502	$64,623	$117,425	$39,086

Denominator:
Weighted average common shares - basic, GAAP	37,471	36,625	37,028	37,251	36,404
Dilutive impact of share-based payments	286	578	945	615	716
Adjusted weighted average common shares - diluted, non-GAAP	37,757	37,203	37,973	37,866	37,120

Reconciliation:
Diluted EPS, GAAP	$1.40	$0.31	$1.63	$3.03	$0.84
Non-GAAP adjustments - pretax:
Acquisition and integration-related costs[c]	—	0.03	—	—	0.03
Restructuring (benefits) costs[d]	(0.03)	0.02	0.01	(0.02)	0.05
Legal settlements and fees[e]	—	—	—	—	0.01
Impairment charges[f]	—	0.05	0.05	0.05	0.05
Applicant tracking system costs[i]	—	0.01	0.01	0.01	0.02
Loss on early extinguishment of debt[g]	0.05	—	—	0.05	—
Nonrecurring income tax adjustments[k]	—	0.05	—	—	0.05
Tax impact of non-GAAP adjustments	(0.02)	—	—	(0.02)	—
Adjusted EPS, non-GAAP[j]	$1.40	$0.47	$1.70	$3.10	$1.05

Cross Country Healthcare, Inc.
Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	June 30,	December 31,
	2022	2021

Assets
Current assets:
Cash and cash equivalents	$279	$1,036
Accounts receivable, net	701,926	493,910
Prepaid expenses	6,774	7,648
Insurance recovery receivable	5,750	5,041
Other current assets	3,594	638
Total current assets	718,323	508,273
Property and equipment, net	18,241	15,833
Operating lease right-of-use assets	5,058	7,488
Goodwill	113,360	119,490
Trade names, indefinite-lived	5,900	5,900
Other intangible assets, net	42,863	42,344
Non-current deferred tax assets	8,096	11,525
Other non-current assets	27,120	21,956
Total assets	$938,961	$732,809

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$189,805	$109,753
Accrued compensation and benefits	65,409	65,580
Current portion of debt	—	4,176
Operating lease liabilities - current	4,145	4,090
Income tax payable	30	7,307
Current portion of earnout liability	7,500	7,500
Other current liabilities	1,769	1,364
Total current liabilities	268,658	199,770
Long-term debt, less current portion	205,376	176,366
Operating lease liabilities - non-current	7,017	10,853
Non-current deferred tax liabilities	222	190
Long-term accrued claims	26,869	25,314
Non-current earnout liability	7,500	9,000
Other long-term liabilities	12,508	13,788
Total liabilities	528,150	435,281

Commitments and contingencies

Stockholders' equity:
Common stock	4	4
Additional paid-in capital	320,000	321,552
Accumulated other comprehensive loss	(1,335)	(1,293)
Retained earnings (accumulated deficit)	92,142	(22,735)
Total stockholders' equity	410,811	297,528
Total liabilities and stockholders' equity	$938,961	$732,809

Cross Country Healthcare, Inc.
Segment Data[l]
(Unaudited, amounts in thousands)

	Three Months Ended						Year-over-Year	Sequential
	June 30,	% of	June 30,	% of	March 31,	% of	% change	% change
	2022	Total	2021	Total	2022	Total	Fav (Unfav)	Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$731,443	97%	$316,188	95%	$765,580	97%	131%	(4)%
Physician Staffing	22,118	3%	15,639	5%	23,152	3%	41%	(4)%
	$753,561	100%	$331,827	100%	$788,732	100%	127%	(4)%

Contribution income:[m]
Nurse and Allied Staffing	$97,567		$35,284		$110,101		177%	(11)%
Physician Staffing	1,220		562		1,765		117%	(31)%
	98,787		35,846		111,866		176%	(12)%

Corporate overhead[n]	17,583		14,066		16,254		(25)%	(8)%
Depreciation and amortization	3,481		2,199		2,719		(58)%	(28)%
Acquisition and integration-related costs[c]	—		924		40		100%	100%
Restructuring (benefits) costs[d]	(1,114)		835		480		233%	332%
Impairment charges[f]	—		1,921		1,741		100%	100%
Income from operations	$78,837		$15,901		$90,632		396%	(13)%

	Six Months Ended						Year-over-Year
	June 30,	% of	June 30,	% of			% change
	2022	Total	2021	Total			Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$1,497,023	97%	$629,196	95%			138%
Physician Staffing	45,270	3%	31,872	5%			42%
	$1,542,293	100%	$661,068	100%			133%

Contribution income:[m]
Nurse and Allied Staffing	$207,668		$72,701				186%
Physician Staffing	2,985		1,990				50%
	210,653		74,691				182%

Corporate overhead[n]	33,837		28,277				(20)%
Depreciation and amortization	6,200		4,452				(39)%
Acquisition and integration-related costs[c]	40		924				96%
Restructuring (benefits) costs[d]	(634)		2,073				131%
Impairment charges[f]	1,741		2,070				16%
Income from operations	$169,469		$36,895				359%

Cross Country Healthcare, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2022	2021	2022	2022	2021

Net cash provided by (used in) operating activities	$18,141	$15,505	$(29,038)	$(10,897)	$(9,422)
Net cash used in investing activities	(1,752)	(26,286)	(2,096)	(3,848)	(27,472)
Net cash (used in) provided by financing activities	(17,321)	15,434	31,308	13,987	53,438
Effect of exchange rate changes on cash	3	(14)	(2)	1	(17)
Change in cash and cash equivalents	(929)	4,639	172	(757)	16,527
Cash and cash equivalents at beginning of period	1,208	13,488	1,036	1,036	1,600
Cash and cash equivalents at end of period	$279	$18,127	$1,208	$279	$18,127

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2022	2021	2022	2022	2021

Consolidated gross profit margin[o]	22.6%	21.9%	22.2%	22.4%	21.8%

Nurse and Allied Staffing statistical data:
FTEs[p]	13,494	7,578	13,454	13,474	7,096
Average Nurse and Allied Staffing revenue per FTE per day[q]	$591	$454	$628	$609	$486

Physician Staffing statistical data:
Days filled[r]	12,416	9,775	13,068	25,484	19,244
Revenue per day filled[s]	$1,781	$1,600	$1,772	$1,776	$1,656

(a)

Adjusted EBITDA, a non-GAAP financial measure, is defined as net income (loss) attributable to common stockholders before interest expense, income tax expense (benefit), depreciation and amortization, acquisition and integration-related costs, restructuring (benefits) costs, legal settlements and fees, impairment charges, gain or loss on derivative, loss on early extinguishment of debt, gain or loss on disposal of fixed assets, gain or loss on lease termination, gain or loss on sale of business, other expense (income), net, equity compensation, and applicant tracking system costs. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to net income attributable to common stockholders as an indicator of operating performance. Management uses Adjusted EBITDA for planning purposes and as one performance measure in its incentive programs for certain members of its management team. Adjusted EBITDA, as defined, closely matches the operating measure as defined by the Company's credit facilities. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.

(b)	The Company released the majority of its valuation allowance on deferred tax assets as of December 31, 2021, resulting in increased income tax expense in 2022.
(c)	Acquisition and integration-related costs include costs for legal and advisory fees for the Workforce Solutions Group (WSG) acquisition that closed on June 8, 2021.
(d)

Restructuring (benefits) costs are primarily comprised of employee termination costs, lease-related exit costs, and reorganization costs as part of planned cost savings initiatives. Amounts for the three and six months ended June 30, 2022 include a benefit associated with the early termination of one of the Company's corporate offices which was previously restructured.

(e)

Legal settlements and fees include legal settlement charges as presented on the consolidated statements of operations as well as legal fees pertaining to non-operational legal matters outside the normal course of operations which are included in selling, general and administrative expenses. For the three and six months ended June 30, 2021, we incurred legal fees related to various legal matters outside the normal course of operations.

(f)

Impairment charges for the six months ended June 30, 2022 was comprised of $1.7 million related to right-of-use assets and related property in connection with leases that were vacated. Impairment charges for the six months ended June 30, 2021 was comprised of $1.9 million related to right-of-use assets and related property in connection with leases that were vacated during the second quarter and $0.1 million related to the write-off of a discontinued software development project.

(g)

Loss on early extinguishment of debt for the three and six months ended June 30, 2022 consists of a prepayment premium and the write-off of debt issuance costs related to the optional prepayment on our term loan made in the second quarter of 2022.

(h)	The gain on lease termination for the three and six months ended June 20, 2022 is a result of the early termination of one of the Company's corporate offices, recognized in the second quarter of 2022.
(i)

Applicant tracking system costs are related to the Company's project to replace its legacy system supporting its travel nurse staffing business. These costs are reported in selling, general and administrative expenses on the consolidated statement of operations and included in corporate overhead in segment data.

(j)

Adjusted EPS, a non-GAAP financial measure, is defined as net income (loss) attributable to common stockholders per diluted share before the diluted EPS impact of acquisition and integration-related costs, restructuring (benefits) costs, legal settlements and fees, impairment charges, gain or loss on derivative, loss on early extinguishment of debt, gain or loss on sale of business, applicant tracking system costs, and nonrecurring income tax adjustments. Adjusted EPS should not be considered a measure of financial performance under GAAP. Management presents Adjusted EPS because it believes that Adjusted EPS is a useful supplement to its reported EPS as an indicator of operating performance. Management believes it provides a more useful comparison of the Company's underlying business performance from period to period and is more representative of the future earnings capacity of the Company.

(k)	Non-recurring income tax adjustment for the three and six months ended June 30, 2021 reflects a valuation allowance related to a state rate change as a result of the WSG acquisition.
(l)	Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.
(m)

Contribution income is defined as income (loss) from operations before depreciation and amortization, acquisition and integration-related costs, restructuring (benefits) costs, legal settlement charges, impairment charges, and corporate overhead. Contribution income is a financial measure used by management when assessing segment performance.

(n)

Corporate overhead includes unallocated executive leadership and other centralized corporate functional support costs such as finance, IT, legal, human resources, and marketing, as well as public company expenses and corporate-wide projects (initiatives).

(o)

Gross profit is defined as revenue from services less direct operating expenses. The Company's gross profit excludes allocated depreciation and amortization expense. Gross profit margin is calculated by dividing gross profit by revenue from services.

(p)	FTEs represent the average number of Nurse and Allied Staffing contract personnel on a full-time equivalent basis.
(q)	Average revenue per FTE per day is calculated by dividing Nurse and Allied Staffing revenue, excluding permanent placement, per FTE by the number of days worked in the respective periods.
(r)	Days filled is calculated by dividing the total hours invoiced during the period, including an estimate for the impact of accrued revenue, by 8 hours.
(s)	Revenue per day filled is calculated by dividing revenue as reported by days filled for the period presented.

Contacts

Cross Country Healthcare, Inc.
William J. Burns, Executive Vice President & Chief Financial Officer
561-237-2555
wburns@crosscountry.com